Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 20, 2013, by and between Tyco Electronics Corporation, a Pennsylvania corporation (the “Company”), and Terrence R. Curtin (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive currently serves as Executive Vice President and President, Industrial Solutions of the Company; and

WHEREAS, the Executive and the Company mutually desire to provide for the continued services and employment of the Executive by the Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.                                      Employment.  On the terms and subject to the conditions set forth herein, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue such employment, for the Employment Term (as defined below).  During the Employment Term, the Executive shall serve as Executive Vice President and President, Industrial Solutions of the Company and shall report to the  Chief Executive Officer or such person or persons as from time to time may be designated by the Company (the “Reporting Officer”), performing such duties and responsibilities as are customarily attendant to such position with respect to the business of the Company and such other duties and responsibilities as may from time to time be assigned to the Executive by the Reporting Officer consistent with such position.

2.                                      Performance.  The Executive shall serve the Company and its subsidiaries and affiliates faithfully and to the best of his ability and shall devote his full business time, energy, experience and talents to the business of the Company and its subsidiaries and affiliates, as applicable, and will not engage in any other employment activities for any direct or indirect remuneration without the written approval of the Board; provided, however, that it shall not be a violation of this Agreement for the Executive to (i) continue to serve as a non-employee director of the business entities set forth on Exhibit A attached hereto on which he currently serves, if any, or (ii) manage his personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may select, so long as such service described in clauses (i) and (ii) of this sentence does not create a conflict of interest with, or interfere with the performance of, the Executive’s duties hereunder or conflict with the Executive’s covenants under Section 6 of this Agreement, in each case as determined in the sole judgment of the Board.

3.                                      Employment Term.  This Agreement shall be effective commencing on the date hereof (the “Commencement Date”) through December 31, 2015, unless Executive’s employment ceases on an earlier date as provided in Section 7 hereof (such period, the “Employment Term”).  The Executive’s employment with the Company shall be on an “at-will” basis, which means that the Executive’s employment is terminable by either the Company or the Executive at any time for any reason or no reason, with or without cause or notice (other than any notice required under Section 7 hereof).

4.                                      Principal Location. The Executive’s principal place of employment shall be the Company’s offices located in Harrisburg, Pennsylvania or such other location as is mutually agreed between the parties, subject to required travel.

5.                                      Compensation and Benefits.

(a)                                 Base Salary.  As compensation for the Executive’s services hereunder and in consideration of the Executive’s other agreements hereunder, during the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with Company payroll procedures, in an amount equal to the Executive’s current base salary, subject to annual review by the Management Development and Compensation Committee (the “MDCC”) of the Company’s Board of Directors.

(b)                                 Annual Cash Bonus.  During the Employment Term, the Executive shall be entitled to participate in the Company’s Annual Incentive Plan or Annual Performance Bonus Plan, as applicable (the “Bonus Plan”), with a target bonus equal to Executive’s current target bonus, subject to annual review by the MDCC.

(c)                                  Annual Equity Incentive Awards.  During the Employment Term, the Executive shall be entitled to participate in the Company’s 2007 Stock and  Incentive Plan (the “SIP”), or such other equity incentive plan as is deemed appropriate by the MDCC, and to receive annual long-term equity incentive awards in a form and amount determined by the MDCC.  The Company’s award cycle under the SIP currently takes place in the November timeframe each year.

(d)                                 Benefits.  During the Employment Term, the Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be entitled to participate in all of the employee benefit, fringe and perquisite plans, practices, policies and arrangements that the Company makes available from time to time to its employees generally, under terms consistent with other similarly-situated executives.  Such employee benefit plans and programs currently include, but are not limited to, the Tyco Electronics Retirement Savings and Investment Plan, the Tyco Electronics Supplemental Savings and Retirement Plan, the TE Connectivity Health and Welfare Plan (including medical, dental, vision, flexible spending accounts for healthcare and dependent care, life insurance, accidental death and dismemberment insurance, long-term disability and short term disability), Business Travel Medical Insurance, Business Travel Accident Insurance, and the TE Employee Stock Purchase Plan.  The Company may amend or terminate the employee benefit plans and programs at any time.

(e)                                  Severance Benefits.  During the Employment Term, the Executive shall be entitled to participate in the Company’s Severance Plan for U.S. Officers and Executives in accordance with its terms, as amended from time to time.

(f)                                   Change in Control Severance Plan.  During the Employment Term, the Executive shall be entitled to participate in the Company’s Change in Control Severance Plan for Certain U.S. Officers and Executives in accordance with its terms, as amended from time to time.

(g)                                  Vacation and Paid Time Off.  The Executive shall be entitled to vacation and paid time off in accordance with the standard policies of the Company for executives as in effect from time to time.

(h)                                 Business Expenses.  The Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by the Executive in performing his duties hereunder.  All payments under this paragraph (h) of this Section 5 will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

(i)                                     Required Stock Ownership.  The Executive acknowledges and agrees to adhere to the Company’s executive stock ownership guidelines as set forth in the Company’s Stock Ownership Policy, as may be amended from time to time in the Company’s sole discretion, which currently requires, among other things, that the Executive shall acquire and hold three times his annual base salary in Company stock.

6.                                      Covenants of the Executive.  The Executive is party to a “TE Connectivity Confidentiality and Invention Assignment Agreement” (executed upon Executive’s employment with the Company) and a “Limited Non-Competition Agreement” (executed upon Executive’s initial acceptance of the terms and conditions of the Annual Incentive Plan).  Executive acknowledges that the terms and conditions of those agreements remain in full force and effect as described in the agreements.

7.                                      Termination.

(a)                                 Termination of Employment.  The employment of the Executive hereunder and the Employment Term may be terminated at any time (i) by the Company with or without Cause (as defined herein) on written notice to the Executive, (ii) by the Company due to the Executive’s Disability (as defined herein) on written notice to the Executive, (iii) by the Executive with or without Good Reason on thirty (30) days written notice to the Company (which notice period may be waived by the Company in its discretion, in which case, such termination shall be effective immediately upon the Company’s receipt of notice thereof from the Executive), or (iv) without action by the Company, the Executive or any other person or entity, immediately upon the Executive’s death.  If the Executive’s employment is terminated for any reason under this Section 7(a), the Company shall be obligated to pay or provide to the Executive (or his estate, as applicable) in a lump sum within thirty (30) days following such termination, or at such other time prescribed by any applicable plan:  (A) any base salary payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive’s employment terminates, (B) any employee benefits to which the Executive is entitled upon termination of his employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, (C) reimbursement for any unreimbursed business expenses incurred by the Executive prior to his date of termination pursuant to Section

5(f), and (D) payment for accrued but unused vacation and/or paid time off as of the date of his termination, in accordance with Company policy ((A)-(D) collectively, the “Accrued Amounts”).

(b)                                 Resignation as Officer or Director.  Upon a termination of employment, unless requested otherwise by the Company, the Executive shall resign each position (if any) that the Executive then holds as a director or officer of the Company or of any affiliates of the Company.  The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

8.                                      Notices.  All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if:  (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:

If to the Company:	Tyco Electronics Corporation
1050 Westlakes Drive
Berwyn, Pennsylvania 19312
Attention: Senior Vice President, Global Human Resources

If to the Executive:	At the Executive’s residence address as maintained by the Company in the regular course of its business for payroll purposes.

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party.  Date of service of any such notices or other communications shall be:  (a) the date such notice is personally delivered, (b) three days after the date of mailing if sent by certified or registered mail, or (c) one business day after date of delivery to the overnight courier if sent by overnight courier.

9.                                      Section 409A.

(a)                                 The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such a separation from service.  The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c)                                  Any provision of this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service, the Company determines that the Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum with interest at the prime rate as published by The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)                                 Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the Commencement Date).

(e)                                  For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(f)                                   The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

10.                               General.

(a)                                 Governing Law.  This Agreement and the legal relations thus created between the parties hereto shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Pennsylvania.  The parties hereto acknowledge and agree that this Agreement was executed and delivered in the Commonwealth of Pennsylvania.

(b)                                 Construction and Severability.  Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c)                                  Cooperation. During the Employment Term and thereafter, the Executive shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to the Executive’s employment period with the Company and/or its subsidiaries or affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession).  Following the Employment Term, the Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company.  In addition, if more than an incidental cooperation is required at any time after the termination of the Executive’s employment, the Executive shall be paid (other than for the time of actual testimony) a per day fee based on his base salary described in Section 5(a) at the time of such termination divided by 225.

(d)                                 Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Executive and the Executive’s heirs, executors, administrators, and successors; provided that the services provided by the Executive under this Agreement are of a personal nature, and rights and obligations of the Executive under this Agreement shall not be assignable or delegable, except for any death payments otherwise due the Executive, which shall be payable to the estate of the Executive; provided further the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise; and provided further that in the event of the Executive’s death, any unpaid amount due to the Executive under this Agreement shall be paid to his estate.

(e)                                  Executive’s Representations.  The Executive hereby represents and warrants to the Company that:  (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompetition or nonsolicitation agreement or confidentiality agreement with any other person or entity besides the Company and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.  THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT THE EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING THE EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY THE EXECUTIVE, AND THAT THE EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.

(f)                                   Compliance with Rules and Policies.  The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board, including, but not limited to, the Company’s Guide to Ethical Conduct.  In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or it subsidiaries or affiliates and their respective employees, directors and officers.

(g)                                  Withholding Taxes.  All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(h)                                 Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way, including, without limitation, and any other existing employment agreement or change of control agreement, which is hereby terminated and cancelled and of no further force or effect as of the Commencement Date, without the payment of any additional consideration by or to either of the parties hereto; provided, however, that the agreements referenced in Section 6, any agreement between the parties addressing the terms and conditions of Executive’s expatriate assignment or relocation, as applicable, and any agreement issued under the terms of any compensation or employee benefit plan described herein or in which the Executive is otherwise a participant shall not be affected by this Section 10(h).  Notwithstanding any provision of this Agreement to the contrary, neither the assignment of the Executive to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its subsidiaries or affiliates nor a change in the Reporting Officer’s title shall constitute a modification or a breach of this Agreement.

(i)                                     Duration.  Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

(j)                                    Survival.  The covenants set forth in the agreements referenced in Section 6 and the covenants set forth in Section 10(c) of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever.

(k)                                 Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Term for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time.  Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action.  Such remedies and actions are cumulative and not exclusive.

(l)                                     Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

(m)                             Section References.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

(n)                                 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.

(o)                                 Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Berwyn, Pennsylvania are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

(p)                                 No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(q)                                 Forfeiture and Clawback.  The Executive acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, this Agreement and all amounts payable hereunder shall be subject to any applicable compensation, clawback and recoupment policies implemented by the Board, as may be in effect from time to time.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

TYCO ELECTRONICS CORPORATION

Date: December 20, 2013	By:	/s/ Harold G. Barksdale
Name: Harold G. Barksdale
Title: Vice President

Terrence R. Curtin

Date: December 19, 2013	/s/ Terrence R. Curtin

EXHIBIT A

Business entities in which Executive serves as Non-Employee Director.